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                                                                    Exhibit 15.1

The Board of Trustees of
Security Capital Pacific Trust

With respect to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-51139) of Security Capital Pacific Trust, which includes a prospectus and proxy statement related to Security Capital Pacific Trust and a proxy statement related to Security Capital Atlantic Incorporated, we acknowledge our awareness of the incorporation by reference therein of our report dated April 23, 1998 related to our review of interim financial information of Security Capital Pacific Trust as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997. Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


KPMG Peat Marwick LLP
May 20, 1998